Exhibit 24.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated March 17, 1998 (except for note N, as to which the date is March 23, 1998) accompanying the financial statements and the financial schedule of Ultra Pac, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ultra Pac, Inc. on Forms S-8 (File No. 333-03479, 333-03481, 333-03483, 333-03485 and 333-03487,
each effective May 10, 1996; and File No. 333-18415, effective December 20,
1996).



/s/  DIVINE, SCHERZER & BRODY, LTD.



Minneapolis, Minnesota
March 23, 1998